UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a–12

Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

Carl Berg, David M. Dean and Michael Knapp

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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VOTE THE GOLD PROXY CARD

STRATUS SHOULD BE SOLD

The Berg Group

10050 Bandley Drive

Cupertino, CA 95014

May 18, 2016

Dear Fellow Stockholders of Stratus Properties:

My name is Carl Berg, and like you, I am a stockholder of Stratus Properties Inc. (“Stratus” or the “Company”). I have been in the real estate business my entire professional career. For 15 years I was the CEO of Mission West Properties, a publicly traded real estate investment trust that I successfully sold in 2012. I am, and have been since 2002, Stratus Properties’ largest stockholder, now owning 17.6% of the outstanding shares. I am not an activist investor. I do not target troubled companies seeking to make a quick profit. In fact, I think I am the very definition of a long-term stockholder in light of the fact that I have held my Stratus shares for more than 19 years.

Over the time I have held my Stratus shares, I have been seeking the same long-term appreciation in the value of those shares that I suspect most, if not all, of you want to enjoy for your Stratus shares. Despite the patience I have demonstrated with Stratus’ Board and management over the long term of my investment in Stratus shares, Stratus’ stock price performance prior to the time I submitted my stockholder proposal to Stratus, its financial underperformance over the years and its corporate governance practices finally led me to submit my proposal and nominate who I believe to be two highly qualified, independent and experienced candidates for your Board of Directors, Mr. David M. Dean and Mr. Michael Knapp (the “Berg Nominees”). Our goal is simple:

Make management accountable, improve Stratus’ lackluster performance, and realize the greatest value for all Stratus stockholders.

I strongly urge you to vote the enclosed GOLD proxy card today and support the Berg Nominees.

At Stratus’ annual meeting on June 6, 2016, you will have an important opportunity to take steps to protect your investment in Stratus by electing the Berg Group’s two highly qualified, independent and experienced director nominees to the Stratus board of directors (the “Stratus Board”) and adopting the proposal requesting that the Stratus Board engage a nationally recognized investment banking firm to explore a sale of the Company. I have enclosed a GOLD proxy card and pre-paid return envelope, as well as instructions on how to vote your shares by Internet or telephone. Since time is short before the June 6 meeting, we recommend that you vote your shares by Internet or telephone to ensure your voice is represented. If you have already returned Stratus’s white proxy or had your vote taken over the telephone or Internet, a later-dated GOLD proxy card or providing new voting instruction by Internet or telephone will revoke your previously granted proxy or your previously cast vote. Only your latest dated proxy counts.

THE BERG GROUP’S DIRECTOR NOMINEES WILL

“RAISE THE BAR” FOR BOARD AND MANAGEMENT PERFORMANCE

If elected to the Stratus Board, the Berg Nominees pledge to provide oversight of the type necessary to make management accountable, improve Stratus’ performance and increase stockholder value. While I am convinced that the only way to realize the greatest value for the Stratus shares that you and I own is for Stratus or its assets to be sold, Mr. Dean and Mr. Knapp will bring open minds and fresh perspectives and will only represent a minority of the Board. I urge you to protect the value of your investment by voting the enclosed GOLD proxy card today to elect David M. Dean and Michael Knapp, the Berg Nominees, to the Stratus Board.

VOTE THE GOLD PROXY CARD

STRATUS SHOULD BE SOLD

I HAVE A SUBSTANTIAL ECONOMIC INVESTMENT IN STRATUS AND

BELIEVE THAT MY INTERESTS ARE DIRECTLY ALIGNED WITH THE INTEREST OF STRATUS STOCKHOLDERS WANTING TO REALIZE THE VALUE OF THEIR SHARES

As the largest stockholder of Stratus since 2002, I currently own approximately one out of every 5.7 Stratus shares outstanding. I have had, and still have, numerous disagreements with William H. Armstrong III, Stratus’ chairman of the board, president and chief executive officer, and the Stratus Board. The experience I have in the real estate industry, including during my 15 years as the Chief Executive Officer of a publicly traded REIT that Mr. Knapp and I successfully sold in 2012, has made me well informed about how successful public real estate companies can be operated in their stockholders’ best interests. In my judgment, Stratus’ stockholders have endured numerous failures of Stratus in this regard. None of the members of the Berg Group has any interest in buying or running Stratus or having any of our colleagues or associates do so. We only want all stockholders—including me—to have a better chance to realize the value of our respective investments in Stratus in the near term rather than experiencing another four - or ten - years of the prospect of a stagnant stock price and being exposed to the significant risks of Stratus’ highly leveraged development and land assets.

All of Stratus’ stockholders, including me, have a substantial financial stake in the outcome of the Stratus Board’s decisions and a clear economic incentive to increase stockholder value. Moreover, I am spending more than $500,000 of my own money to provide a choice to you as a Stratus stockholder. I expect to receive the same price for my Stratus shares as you receive for your shares. The choice you face is simple: Who will best represent your interests and protect and enhance stockholder value?

I DO NOT WANT TO ENGAGE IN A “FIRE SALE” OF STRATUS

Stratus states again and again in its recent communications to you that my strategy, presumably as reflected in my stockholder proposal, is to have a “fire sale” of Stratus. THOSE STATEMENTS ARE FALSE. Investopedia.com defines “fire sale” as “a sale of goods or assets at heavily discounted prices.” Ask yourself this: If my strategy for Stratus is to engage in a “fire sale” of Stratus and, thus, to sell Stratus at a heavily discounted price, why would I be spending upwards of $500,000 to pursue the effort in which I am engaged? What incentive is there for me to push for a sale of Stratus at a heavily discounted price and “leave money on the table,” especially when I am Stratus’ largest stockholder? If I wanted to sell, or was even willing to sell, my Stratus shares at a heavily discounted price, I believe I could have done so previously and could still do so and not have to go to the expense or effort of soliciting your proxy.

VOTING FOR MY STOCKHOLDER PROPOSAL WOULD DEMONSTRATE YOUR DESIRE FOR STRATUS TO EXPLORE A SALE OF STRATUS OR ITS ASSETS

At the 2016 annual meeting, you will have the opportunity to vote on the stockholder proposal that I submitted to Stratus to indicate whether the stockholders desire to sell Stratus or its assets. That proposal requests that the Stratus Board immediately engage a nationally recognized investment banker to explore the prompt sale, merger or other business combination of Stratus so that all Stratus stockholders may realize the true value of our Stratus shares. As I note above, this is not a proposal for a “fire sale” as Stratus would have you believe. Although Stratus has disclosed in its public announcements and filings with the SEC that it recently (months after I submitted my stockholder proposal to Stratus) engaged a

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STRATUS SHOULD BE SOLD

three year old investment banking firm to explore a variety of strategic alternatives, I believe it is important to indicate to the Stratus Board the preference of Stratus’ stockholders as to whether to sell Stratus or its assets or to allow the Stratus Board and management to continue to pursue their plan for Stratus.

POSITIVE CHANGE HAS OCCURRED AT STRATUS AFTER I STARTED

MY EFFORTS, BUT THERE IS MUCH MORE TO BE DONE

On December 7, 2015, the day before I submitted my proposal to Stratus, Stratus common stock closed at $15.69 per share. It is interesting to note that when Stratus announced its five year plan on April 15, 2015, Stratus stock closed at $15.50 per share and there was no material change in the price of Stratus stock until after the Berg proposal was announced in December 2015. On May 16, 2016, Stratus common stock closed at $23.50 per share, over a 50% increase from the December 7, 2015 closing price. I believe that this increase is a direct result of my stockholder proposal, nomination of the Berg Nominees for election to the Stratus Board, and my campaign to hold the current Stratus directors accountable for their actions.

On the other hand, in Stratus’ recently filed proxy statement and in other public disclosures, Stratus management attempts to take credit for the recent increase in the Stratus stock price. In considering these claims, stockholders should ask themselves: what is different about Stratus after December 7, 2015, that accounts for the increase in the stock price? Looking at the Stratus’ financial statements in its annual report on Form 10-K for 2015 and its quarterly report on Form 10-Q for the quarter ended March 31, 2016, it is clearly not a significant improvement in the financial performance of Stratus in 2015 that caused the increase in the stock price. In 2015, Stratus’ revenues once again decreased significantly from the prior year, net income and earnings per share were down from 2014 levels, and cash flow from operating activities was once again negative. Even with these numbers the Board increased the net asset value of Stratus stock to $44.34 per share in its March 2016 update to its five-year plan. For the quarter ended March 31, 2016, despite Stratus’ claims in its communications to you about the success of its five-year plan and the returns being generated, Stratus’ earnings per share attributable to Stratus’ stockholders were a negative $0.21 as opposed to positive earnings per share of $0.34 in the quarter ended March 31, 2015, a quarter that had mostly passed by the time the Stratus five-year plan was announced. Revenues for the first quarter of 2016 were down from revenues in the first quarter of 2015, and the negative operating cash flow for the first quarter of 2016 was significantly worse than for the first quarter of 2016. Under Mr. Armstrong’s leadership as Stratus’ CEO since 1998, a too-large portion of Stratus’ revenues come from a single asset, the Block 21 property in downtown Austin, Texas. As reflected in Stratus’ income statements for 2015, 2014 and 2013 and for the quarters ended March 31, 2016 and 2014, the Stratus revenues and gains on the sale of assets generated by properties other than the Block 21 property for 2015 were only approximately $28 million, down significantly from those revenues and gains in 2014 and 2013 and for the first quarter of 2016 were only approximately $4.3 million, flat to the first quarter of 2015.

I see the difference in the Stratus situation after December 7, 2015 as being the submission of the my stockholder proposal on December 8, 2015, my nomination of Mr. Dean and Mr. Knapp as directors on January 8, 2016, the submission of the offer to purchase the assets of Stratus by Capretta Properties Inc., an unaffiliated third party, that occurred on January 25, 2016, and subsequent to my actions, and my continuing effort to cause the Board to address Stratus’ poor corporate governance practices that are not in the best interests of the Stratus Stockholders. Now even after five months, to our knowledge, the Board has not taken substantive action on the Capretta offer or made a counter offer to Capretta.

REASONS TO VOTE THE GOLD PROXY CARD

Stratus stockholders have many reasons for using the GOLD proxy card to vote FOR the stockholder proposal and FOR the election of the Berg Nominees to the Stratus Board. Here is a summary listing of some of my reasons, all of which are discussed more fully and supported in the “REASONS TO VOTE THE GOLD CARD” attachment beginning on page 6.

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STRATUS SHOULD BE SOLD

In my view:

1.	Stratus has chronically underperformed.

2.	Stratus has suffered from a chronic misallocation of its capital and is now overleveraged.

3.	Stratus’ shares have been trading at a large discount to the per share net asset value published by Stratus.

4.	Until 2016, Stratus had no linkage between executive compensation and the financial performance of Stratus.

5.	Stratus will not thrive with the vague “five-year plan” announced in May 2015 and continued in March 2016.

6.	Stratus’ overhead has been excessive for its size. As reported by Stratus, general and administrative expenses have averaged 65% of revenue for the past 15 years.

7.	Stratus has actively fought attempts by me, as Stratus’ largest stockholder, to be represented on the Stratus Board.

8.	The Stratus Board and management have erected significant antitakeover defenses and adopted defensive corporate governance practices of a type viewed by institutional investors and others as unacceptable corporate governance practices aimed at entrenching management. The Stratus Board has not been responsive to stockholder concerns.

PROTECT AND ENHANCE YOUR INVESTMENT—VOTE GOLD TODAY

If you agree with me that this election is about ensuring the Stratus Board is comprised of directors who will represent the best interests of stockholders, please vote today FOR my highly qualified, independent and experienced nominees, David M. Dean and Michael Knapp, on the GOLD proxy card.

You may vote by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided. Your vote is extremely important. Please discard any white proxy cards you have received from Stratus. If you have already returned a white proxy card, you can change your vote simply by signing, dating and returning a GOLD proxy card today or by providing new voting instructions by the Internet or telephone. Only your latest-dated proxy will be counted.

IF YOU EXECUTE AND RETURN THE BERG GROUP GOLD PROXY CARD, YOU DO NOT NEED TO RETURN THE STRATUS WHITE PROXY CARD.

I urge all stockholders to vote for my nominees and stockholder proposal on the GOLD proxy card.

Sincerely,

Carl E. Berg

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STRATUS SHOULD BE SOLD

REASONS TO VOTE THE GOLD PROXY CARD

My reasons to vote the GOLD proxy card include the following:

1.	Stratus has chronically underperformed.

Stratus has chronically underperformed for years. After approximately eighteen years of Mr. Armstrong serving as CEO of Stratus, in my view, Stratus does not have the scale to be successful as a public company. Little net value has been created for Stratus stockholders over the past nine years prior to the time I commenced my efforts in December 2015 to convince the Stratus Board to explore a sale of Stratus or its assets. As of December 7, 2015 (the day before I submitted my stockholder proposal and on which the Stratus common stock closed at $15.69 per share), Stratus shares were down over 50% from their December 29, 2006 closing price of $32.00 per share—a dismal performance—while during the same time land and real estate values in Austin, Texas, have appreciated dramatically. Stratus has never paid a dividend.

2.	Stratus has suffered from a chronic misallocation of its capital and is overleveraged.

I believe Stratus has repeatedly overleveraged its balance sheet to pursue large, high-profile developments in which Stratus has no discernable strategic advantage, resulting in dilutive financings and ill-timed asset sales. Meanwhile, Stratus acknowledges that it needs hundreds of millions of dollars of capital to develop land that it has owned for over 20 years, which capital it does not currently have and its current cash flows will not supply.

For example, partially in response to a covenant default under one of its existing loans, Stratus sold its 7500 Rialto property (the “Rialto Property”) to a third-party purchaser for $27 million on February 27, 2012, the majority of which ($20.3 million) came in the form of an assumption of Stratus’ indebtedness tied to the Rialto Property. Stratus even agreed to guarantee debt service on $5 million of such assumed debt. Less than three years later, the Rialto Property sold for over $37 million.

Stratus also engaged in a dilutive financing in its efforts to cure the aforementioned default. On March 15, 2012, Stratus sold 625,000 shares of its stock (representing 7.7% of the Company) to Moffett Holdings, LLC, an entity affiliated with one of Mr. Armstrong’s personal friends, in a private sale not open to Stratus’ other stockholders (the “Moffett Sale”). The price per share in this private sale was $8, representing an almost 10% discount from the market price on that same day ($8.75 per share) and an approximate 46% discount from the published net asset value of the Stratus stock. Combined with its sale of the Rialto Property, the Moffett Sale allowed Stratus to cure the existing covenant default, but at a high price. These drastic measures occurred at a time when Stratus’ liabilities were approximately $203.92 million, as compared to $304.65 million as of March 31, 2016.

Over the past several years, Stratus’ revenues have declined, its debt has increased (by more than a third from December 31, 2014 to December 31, 2015) and its debt to stockholders equity ratio has increased from 144% to 193% over that year.

As a result of its 2015 leveraged buyout of its partner in the Block 21 project and the pursuit of strip shopping center developments on land that it does not own, Stratus has encumbered virtually all of its properties with a patchwork of mortgages and loans. Most of this debt bears interest at floating rates and imposes highly restrictive covenants on Stratus, including a prohibition on share repurchases above $1 million.

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STRATUS SHOULD BE SOLD

3.	Stratus’ shares have been trading at a large discount to net asset value.

Stratus published an estimated net asset value of over $35.00 per share in May 2015 and $44.00 per share in March 2016. During the past five years, Stratus shares have only recently traded at prices exceeding 50% of the March 2016 estimate. At no time in 2016 has the Stratus stock price exceeded 56% of Stratus’ per share net asset value estimate published in March 2016.

4.	Until 2016, Stratus had no linkage between executive compensation and the financial performance of Stratus.

Stratus’ historical annual proxy statements are replete with references to aligning compensation with the interest of stockholders and the long-term performance of Stratus’ stock and financial performance. However, until 2016, when the Stratus Board was faced with my nominees being candidates for election as Stratus directors, there was no direct linkage between executive compensation and financial performance. Until 2016, none of the executive compensation packages for Mr. Armstrong or chief financial officer Erin Pickens, including the equity portion of those packages, vested or varied based on Stratus’ performance. To the contrary, in my opinion, the Stratus Board has historically rewarded underperformance. CEO William H. Armstrong III has received compensation and benefits easily exceeding $20 million during his tenure of approximately eighteen years, including the value of his equity incentive awards based on recent prices of Stratus shares. Over the past five years, his total compensation as reflected in Stratus’ proxy statements, including equity compensation and perquisites, has averaged over $1.45 million per year.

Unfortunately, investors in Stratus—like you and me—have not been similarly rewarded with an acceptable return on the capital we have entrusted to Stratus, the Stratus Board and Mr. Armstrong over the years. Stockholders investing in Stratus stock in early 2007, when Stratus embarked on the $300 million Block 21 project, saw their investment erode by approximately 50% through December 7, 2015, the date prior to the day on which I submitted my stockholder proposal to Stratus and indicated my desire to nominate two individuals to the Stratus Board. To give direct incentives to management of Stratus to work toward avoiding such a situation, I believe the Stratus Board should have tied a large part of Mr. Armstrong’s and Ms. Pickens’ compensation directly to the performance of Stratus years ago.

5.	In my view, Stratus will not thrive with the vague “five-year plan” announced in May 2015 and continued in March 2016.

Stratus’ May 2015 investor presentation outlined a five-year plan. I believe the plan is vague and often contradicts itself and has been contradicted by Stratus’ subsequent actions. For example, there is a slide entitled “Plan to Return Cash to Stockholders” in the 2015 presentation, but other slides outline a multi-hundred-million-dollar development pipeline that Stratus cannot possibly fund on its own, especially if cash were to be returned to stockholders.

In early 2015, Stratus announced that its Block 21 property would be sold, which would have been consistent with the May 2015 presentation. But within months, Stratus reported that there were no “acceptable” offers in spite of an extremely robust market for commercial property in downtown Austin. Instead, Stratus incurred significant leverage and bought out its partner at a near-record per-room price for an Austin hotel property at the time.

After Stratus announced its five year plan on April 20, 2015, including its calculation of net asset value per share of Stratus common stock of $35.52, the stock closed at $14.20 per share and it never got above $15.00 per share until June 2015, when it tracked in the $14.00 to $17.00 per share range until early December 2015. The stock closed at $15.69 on December 7, 2015, the day before I announced my

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stockholder proposal and my intent to nominate two directors to the Stratus Board. In my opinion, the market’s reaction to the Stratus five-year plan shows a total lack of confidence by the public and Stratus stockholders in any Stratus plan and/or valuations. My stockholder proposal to sell the Company or its assets and to nominate directors had the exact opposite effect as the volume of sales and the price quickly jumped from the $16.00 per share range to the $24.00 per share range, eventually closing at $23.81 per share on May 16, 2016.

I believe Stratus’ plan is seriously deficient in not addressing the key question for its owners: where is the specific plan to return cash to stockholders or to reduce or even eliminate the large discount between the stock price and net asset value of Stratus’ assets?

6.	Stratus’ overhead has been excessive.

For the eight years ended December 31, 2015, Stratus’ earnings before general and administrative expenses totaled approximately $80.9 million, excluding noncash changes in a deferred tax asset of Stratus. A significant portion of these earnings was generated from the sale of assets—undeveloped land held since the early 1990s. During the same period, cumulative general and administrative expenses were approximately $63.3 million, resulting in cumulative eight-year net income to stockholders of only $17.7 million, excluding changes in the value of Stratus’ deferred-tax asset. Worse, in my view, is that Stratus’ “five-year plan” suggests to me additional cumulative overhead.

A company of Stratus’ size having an overhead burden of the size borne by Stratus structurally precludes an adequate return on capital, even with consistent successful execution, which has, of course, not occurred at Stratus.

7.	Stratus has actively fought attempts by me, as Stratus’ largest stockholder, to be represented on the Stratus Board.

In late 2011, after the stock had traded below $8.00 per share and Stratus was in danger of violating certain of its loan covenants, I notified Stratus of my intent to nominate a highly qualified independent director, William Lenehan, to the Stratus Board at the 2012 annual meeting of stockholders. The Stratus Board honored this request by nominating Mr. Lenehan, who was elected at that meeting. Bruce Garrison, an independent director on the Stratus Board, was not put up for re-election by the Stratus Board. Mr. Garrison had previously been recommended to Stratus by me as a candidate for election as a director of Stratus and was first elected as a director in 2002. When discussing Mr. Lenehan’s nomination with Stratus, I had not suggested or asked that another independent director be removed nor did I announce any intent for Mr. Lenehan to be substituted for a sitting director.

During the same time frame, the Stratus Board appointed another director under the “auspices” of a stock-purchase agreement with an entity controlled by James Moffett, a founder of Stratus’ predecessor company and a personal friend of Mr. Armstrong. This entity acquired a significant amount of Stratus shares at a large discount to Stratus’ net asset value in a private placement not made available to any of the other Stratus stockholders.

As a result, my intent to increase independent oversight of management was blunted by the incumbent directors. After Mr. Lenehan began raising concerns relating to the compensation and corporate governance practices at Stratus, among other things, the other Stratus directors did not nominate him for re-election at the 2015 annual meeting of stockholders as I had understood and anticipated he would be. Stratus made no public or SEC disclosures of the real reasons for Mr. Lenehan not being nominated for re-election as a director.

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Whatever disagreements management and directors might have with my views on the direction of Stratus, this sort of maneuvering is poor corporate governance.

8. The Stratus Board and management have erected significant antitakeover defenses and adopted defensive corporate governance practices of a type viewed by institutional investors and others as unacceptable corporate governance practices aimed at entrenching management. The Stratus Board has not been responsive to stockholder concerns.

In 2006, a stockholder submitted a stockholder proposal to declassify the staggered board of directors. In recommending a vote against that proposal, the Stratus Board stated that a classified board is advantageous to stockholders because it protects against unfair and abusive takeover tactics, promotes the stability and continuity needed for implementation of long-term corporate strategy and focus on long-term performance, assures accountability to stockholders as well as a destaggered board, and is consistent with current good corporate governance standards. Despite the Stratus Board’s opposition, the proposal garnered more than 70% approval of the shares voted at the 2006 annual meeting. Stratus nevertheless declined to declassify the board.

It appears to me that the Stratus Board is too closely aligned with management and has never met a takeover defense or a management entrenchment strategy it does not like. In my view, the 2006 events recited above are representative of an attitude more consistent with a strategy of entrenching management than pursuing the best interests of Stratus’ stockholders. Consider that Stratus has:

•	a poison pill rights plan with a threshold that precludes anyone not already holding more than 15% of the stock from acquiring a 15% or greater position in the stock and prevents a grandfathered stockholder, such as me, from acquiring more than an additional 1% of the Stratus stock;

•	blank check preferred stock allowing Stratus to issue stock for defensive purposes without stockholder approval;

•	a classified/staggered board;

•	charter provisions that permit only the board to fix the number of directorships and to fill board vacancies;

•	charter provisions that eliminate the right of stockholders to call special meetings of stockholders and to act by written consent, especially a non-unanimous written consent, which is otherwise permitted under Delaware law;

•	charter provisions that require an 85% supermajority vote by stockholders to approve business combinations with 20% stockholders unless “continuing directors” approve of the transaction;

•	bylaw provisions for governing stockholder meetings that give the meeting chairman the power to adjourn the meeting for any reason; and

•	charter provisions that require an 85% supermajority stockholder vote to eliminate or alter the classified board, the prohibition against written consents or stockholder-called special meetings, or the business combination provisions.

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STRATUS SHOULD BE SOLD

In addition, Stratus has bylaw provisions tightly controlling when and how stockholders may nominate directors for election or bring other matters for action at stockholder meetings. Moreover, the Board recently adopted a bylaw amendment that effectively prevents directors from speaking to stockholders about Stratus other than to repeat to stockholders information already made public by Stratus.

These kinds of corporate governance practices are widely viewed by institutional investors as contrary to the best corporate governance practices.

Instead of merely protecting against unfair and abusive takeover tactics, Stratus’ takeover defenses tend to smother, discourage, frustrate, and dramatically increase the cost of, a third-party takeover proposal, regardless of its tactics and the value of any possible transaction for its stockholders. These practices make the Stratus Board less accountable to stockholders and are not consistent with current standards of good corporate governance. As for promoting stability and continuity, that is exactly the problem; they provide a shield for an entrenched board and management and inhibit accountability to Stratus’ stockholders.

* * *

Messrs. Dean and Knapp are independent, have a proven track record and are committed to acting in your best interest.

Protect your investment in Stratus by electing the Berg Group’s two highly qualified, independent and experienced director nominees to the Stratus Board and adopting the proposal requesting that the Stratus Board engage a nationally recognized investment banking firm to explore a sale of the Company.

I have enclosed a GOLD proxy card and pre-paid return envelope, as well as instructions on how to vote your shares by Internet or telephone. Since time is short before the June 6 meeting, we recommend that you vote your shares by Internet or telephone to ensure your voice is represented. If you have already returned Stratus’s white proxy or had your vote taken over the telephone or Internet, a later-dated GOLD proxy card or providing new voting instruction by Internet or telephone will revoke your previously granted proxy or your previously cast vote. Only your latest dated proxy counts.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN—MAKE YOUR VOICE HEARD

PLEASE VOTE THE GOLD PROXY CARD TODAY

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Berg Group’s proxy materials, please call or email

Morrow & Co., LLC at the telephone numbers or email address listed below:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call TOLL-FREE: 800-662-5200

Stockholders Call TOLL-FREE: 877-849-0763

Email: bergproxy@morrowco.com

The views expressed in this letter represent the opinions of Carl Berg and are based on publicly available information with respect to Stratus Properties Inc., or “Stratus.” Carl Berg recognizes that there may be confidential information in the possession of Stratus that could lead Stratus to disagree with Mr. Berg’s conclusions. Mr. Berg reserves the right to change any of his opinions expressed herein at any time as he deems appropriate and disclaims any obligation to update the information or opinions contained in this letter.

Certain financial metrics and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. No assurance or guarantee is given with respect to the prices at which any securities of Stratus will trade, and such securities may not trade at prices or within any price range that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Mr. Berg herein are based on assumptions that Mr. Berg believes to be reasonable as of the date of this letter, but there can be no assurance or guarantee that actual results or the performance of Stratus will not differ from such projections and estimates and such differences may be material.

This letter is provided merely as information and as proxy solicitation materials and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This letter does not recommend the purchase or sale of any security. Certain members of the Berg Group currently beneficially own shares of Stratus. It is possible that there will be developments in the future that cause one or more of the members of the Berg Group from time to time to sell all or a portion of their holdings of Stratus in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions generally identify forward-looking statements. The projected results and statements contained in this letter that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants (as defined below). Although the Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this letter, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this letter, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Participants will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this letter to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Carl Berg filed the definitive proxy statement and an accompanying proxy card with the SEC on May 17, 2016, and mailed those documents to you. The Berg Group is using that proxy statement, proxy card and this letter to solicit proxies in connection with the 2016 Annual Meeting of Stockholders of Stratus, including any adjournments, recesses, postponements or delays thereof (the “2016 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and all other documents of the Participants related to the solicitation of stockholders of Stratus in connection with the 2016 Annual Meeting because they contain important information, including additional information relating to the Participants. Mr. Berg’s definitive proxy statement and a form of proxy has been mailed to and has otherwise been made available to all stockholders of Stratus. These materials and other materials filed by Mr. Berg in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Mr. Berg with the SEC will also be available, without charge, by directing a request to Mr. Berg’s proxy solicitor, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. By telephone, for Bankers and Brokers, please call TOLL-FREE 800-662-5200; for Stockholders, please call TOLL-FREE 877-849-0763; or by email at bergproxy@morrowco.com.